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 FORM 3                                             Expires:
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or       6. If Amendment, Date
    Bowles      Iain        A.                Statement                     Trading Symbol                     of Original
----------------------------------------      (Month/Day/Year)              Hugo International Telecom,        (Month/Day/Year)
     (Last)     (First)     (Middle)          11/8/00                       Inc. (N/A)
                                           ----------------------------  ---------------------------------  7. Individual or
    34 Barrows Green Road                  3. IRS Identification         5. Relationship of Reporting          Joint/Group Filing
----------------------------------------      Number of Reporting             Person to Issuer                 (Check Applicable
             (Street)                         Person, if an Entity          (Check all applicable)              Line)
                                              (Voluntary)                 X
Oxted, Surrey, United Kingdom  RH8 0NL                                   --- Director   --- 10% Owner           --- Form filed by
----------------------------------------   ----------------------------                                             One Reporting
      (City)      (State)      (Zip)                                     --- Officer    --- Other (specify          Person
                                                                         (give title below)        below)
                                                                                                                --- Form filed by
                                                                          ---------------------------               More than One
                                                                                                                    Reporting Person
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                                                            Table I -- Non-Derivative Securities Beneficially Owned
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                     10,000                               D
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                          (Print or Type Responses)                                                           (Over)

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FORM 3 (CONTINUED)
              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
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1. Title of Derivative Security  2. Date            3. Title and Amount of      4. Conver-  5. Owner-       6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying       sion or     ship            Beneficial Ownership
                                    Expiration Date    Derivative Security         Exercise    Form of         (Instr. 5)
                                    (Month/Day/        (Instr. 4)                  Price of    Deriv-
                                    Year)                                          Deri-       ative
                                                                                   vative      Security:
                                                                                   Security    Direct
                                 ----------------------------------------------                (D) or
                                 Date      Expira-                    Amount or                Indirect (I)
                                 Exercis-  tion             Title     Number                   (Instr. 5)
                                 able      Date                       of Shares


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Explanation of Responses:


                                                                                  By:    /s/ Iain Bowles                 12/28/00
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.                                       SEC 1147 (9-93)
  If space provided is insufficient, See Instruction 6 for procedure.

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